ASSET PURCHASE AGREEMENT


                                     between


                                K2 DESIGN, INC.,
                                     Seller


                                       and


                                24/7 MEDIA, INC.,
                                    Purchaser





                            Dated as of June 1, 1998

                                                                  EXECUTION COPY

                  ASSET PURCHASE AGREEMENT (this "Agreement") dated as of June
            1, 1998, among K2 DESIGN, INC., a Delaware corporation ("Seller"), and 24/7 MEDIA, INC., a Delaware corporation ("Purchaser").


      This Agreement sets forth the terms and conditions upon which Seller is selling and Purchaser is purchasing all of the assets (other than Excluded Assets, as defined below) and certain liabilities of Seller's CLIQNOW! division.

      Accordingly, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

            The following definitions shall apply for purposes of this Agreement (such definitions to be equally applicable to both the singular and plural forms of the terms defined):

      1.1 "Business" means (i) media selling across web site advertising networks; and (ii) the provision of promotion, marketing and sales services and other ancillary activities relating to and provided in connection with the foregoing.

      1.2 "Certificate of Designations" means the certificate of designations with respect to Series B Convertible Redeemable Preferred Stock of Purchaser in the form attached hereto as Exhibit 1.2.

      1.3   "Contracts" means those agreements listed on Schedule 1.3.

      1.4   "Deferred Purchase Price" means $150,000.

      1.5 "Encumbrances" means, to the extent applicable, all claims, liens (including liens for taxes), mortgages, security interests, leases, options, rights of first refusal or first offer, easements or other similar encumbrances.

      1.6 "Intellectual Property" means the trade names listed on Schedule 1.6, and all registered trademarks and goodwill associated therewith.

      1.7 "Knowledge", "to Seller's Knowledge" and variations thereof shall mean that which is actually known by an executive officer of Seller and with no requirement of due inquiry or that such officers "should have known."

      1.8 "Leased Premises" shall mean that portion of office space located at 30 Broad Street, New York, New York presently utilized by the Transferred Employees.

      1.9 "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to Seller or Purchaser, as the case may be, any change or effect that is or, so far as can be reasonably determined, is likely to be materially adverse to the assets, properties, condition (financial or otherwise), business (including, without limitation, the Business) or results of operations of Seller or Purchaser, as the case may be, taken as a whole.

      1.10 "Permitted Encumbrances" means Encumbrances that (a) are liens for taxes not yet due and payable, (b) do not, individually or in the aggregate, materially detract from the value of the assets to which they attach, (c) are mechanics', carriers', materialmen's, landlords', workers' or other similar liens incurred in the ordinary course of business or (d) relate to assets owned by customers or third parties that are used by the Company in its operations.

      1.11 "Post-Closing Financial Statements" means (i) audited financial statements (balance sheets, statements of income and statements of cash flows) for the Business for the year ended December 31, 1997, prepared by Seller's regular independent auditors, and accompanied by an unqualified opinion of such auditors, and (ii) unaudited balance sheet as of March 31, 1998 and unaudited statement of income for the three months ended March 31, 1998.

      1.12 "Registration Rights Agreement" means the registration rights agreement dated the date hereof and in the form attached hereto as Exhibit 1.12.

      1.13 "Royalty Rights" means all of Seller's right, title and interest in and to any revenue derived from or arising out of the Business, including royalties and similar payments, whether or not earned or payable on the date hereof.

      1.14 "Seller's Accounts Estimate" means $295,267, as adjusted pursuant to Sections 1.15 and 1.16 hereof.

      1.15 "Seller's Accounts Payable" means the accounts payable of Seller relating to the Business as of the date hereof, as listed on Schedule 1.15, which Schedule may be amended within 30 days from the date hereof (with corresponding adjustments being made to the Seller's Accounts Estimate).

      1.16 "Seller's Accounts Receivable" means the accounts receivable of Seller relating to the Business as of the date hereof as listed on Schedule 1.16, which Schedule may be amended within 30 days from the date hereof (with corresponding adjustments being made to the Seller's Accounts Estimate).

      1.17 "Transaction Documents" means, collectively, this Agreement, the Certificate of Designations, the Employment Agreements and the Registration Rights Agreement.

      1.18  "Transferred Employees" means the individuals listed on Schedule
1.18.


                                   ARTICLE II

                               THE ASSET PURCHASE

            2.1 The Asset Purchase. (a) Upon the terms and subject to the conditions of this Agreement, Seller hereby sells, conveys, assigns, transfers and delivers to Purchaser free and clear of all Encumbrances (other than Permitted Encumbrances and except as expressly provided herein), and Purchaser hereby purchases from Seller, the Business and all the assets, properties and rights owned or leased by Seller and constituting the Business (the "Purchased Assets"), including without limitation:

                  (i) all of Seller's right, title and interest in and to the Contracts, to the extent assignable;

                  (ii)   Seller's Accounts Receivable;

                  (iii) all customer lists, sales data, brochures, catalogs, mailing lists, art work, photographs and advertising material that are used in the Business, whether in electronic form or otherwise;

                  (iv) all of Seller's interest in governmental permits, licenses, registrations, certificates, consents, orders and approvals necessary for the continued operation of the Business;

                  (v) all trade secrets, Royalty Rights, work notes, market studies, consultant's reports and similar property, tangible or intangible, used in the Business;

                  (vi) copies of all records of Seller material to the operation of the Business, including property, tax and marketing records and copies of personnel records of Transferred Employees;

                  (vii) all right, title and interest in and to the goodwill incident to the Business;

                  (viii) all prepaid expenses of, or for the benefit of, the
                         Business;

                  (ix) subject to any license agreements regarding such software, all software resident on computers used in the Business (other than any software not useful in the Business);

                  (x) all computers used in the Business, including all laptop computers currently used by a Transferred Employee; and

                  (xi) all other assets material to the operation of the Business (including without limitation all causes of action, contract rights and warranty and product liability claims, whether or not in litigation on the date hereof).

            (b) The following assets (collectively, the "Excluded Assets") shall be excluded from this Agreement, and shall not be assigned or transferred to Purchaser:

                  (i) any right, title or interest in the names "K2" and "K2 Design" and any variants thereof containing "K2" and any related logos, trademarks, trade names or service marks incorporating such names, except as otherwise specifically transferred to Purchaser by Seller;

                  (ii)   cash and cash equivalents and similar type investments;

                  (iii)  leases and contracts, other than those set forth on
                         Schedule 1.3 or otherwise specifically transferred pursuant to the terms hereof;

                  (iv) assets constituting any pension funds or segregated funds for the benefit of Transferred Employees;

                  (v)    corporate minute books and stock books;

                  (vi) except as otherwise provided herein, all of Seller's assets not associated with the Business;

                  (vii)  trade show booths; and

                  (viii) all other furniture, fixtures and equipment.

            2.2   Purchase Price.

            (a) In consideration of the transfer to Purchaser of the Assets and of the assignment of the Intellectual Property, Purchaser agrees to deliver to Seller or its designees the following: (i) $850,000 on the date hereof, by wire transfer of immediately available funds, (ii) the Deferred Purchase Price (subject to the terms of Section 2.2(b)), (iii) 3,000 shares of the Purchaser's Series B Convertible Redeemable Preferred Stock, par value $.01 per share (the "Shares"), and (iv) the Seller's Accounts Estimate, on the date hereof. The amount of cash and Shares set forth in items (i) through (iv), above, as adjusted pursuant to the terms hereof, is referred to herein as the "Purchase Price".

            (b) If the Post-Closing Financial Statements are delivered to Purchaser within forty-five days after the date hereof, then Purchaser shall pay to Seller the Deferred Purchase Price within three days after the date of such delivery. Seller acknowledges that the Deferred Purchase Price shall not be payable if the Post-Closing Financial Statements are not delivered on or before such date.

            2.3   Purchase Price Adjustments

            (a) Schedule 2.3 sets forth a list of Seller's customers relating to the Business as of April 30, 1998 (the "Existing Customers") together with a true and complete list of the gross revenues of Seller derived from the Business from the Existing Customers and booked on the accounts of Seller during the four month period ended April 30, 1998 (in the aggregate and on a customer by customer basis). In addition, Schedule 2.3 (as amended through June 30, 1998) sets forth a list of customers ("New Customers") that have entered or will enter into contracts with Seller and/or Purchaser relating to the Business in May or June, 1998 (excluding renewals).

            (b) On or before November 1, 1998 Purchaser shall deliver to Seller a notice (the "Customer Notice") which shall include (i) a list of Existing Customers that were parties to website agreements with Purchaser as of September 1, 1998 and had not as of such date provided written notice of intent to terminate such website agreement, (the "Retained Customers") and (ii) the gross revenue generated from New Customers during the four months ending September 30, 1998 (the "New Customer Revenue").

            (c)   The Customer Notice shall include the following calculations:

                  (i)   the sum of the revenue percentages set forth on Schedule
                        2.3 for Retained Customers;

                  (ii) the New Customer Revenue, expressed as a percentage of Seller's gross revenue attributable to the Business for the four months ended April 30, 1998; and

                  (iii) the sum of the percentages determined pursuant to (i)
                        and (ii), above (such percentage, the "Retained Customer Factor").

            (d) The Purchase Price shall be reduced (the "Purchase Price Reduction") if at all, according to the following chart:

            Retained Customer Factor             Purchase Price Reduction
            ------------------------             ------------------------
            greater than 70%                                     0
            greater than 60% and less than
            or equal to 70%                               $200,000
            greater than 50% and less than
            original or equal to 60%                      $400,000
            50%                                           $600,000
            less than 50%                        $600,000 plus $40,000 times the
                                                 number of percentage points by
                                                 which 50% exceeds the Retained
                                                 Customer Factor

            (e) Notwithstanding anything to the contrary in this Section 2.3, if Purchaser's gross revenue from Existing Customers and New Customers exceeds $500,000 for the three months ended September 30, 1998, the Purchase Price Reduction shall be zero. Purchaser agrees to use its best efforts to retain Existing Customers and New Customers through September 30, 1998 and to keep all website and advertising relationships intact through September 30, 1998 and thereby avoid a Purchase Price Reduction.

            (f) The Purchase Price Reduction shall be payable in cash or in shares of Purchaser's capital stock, at the option of Seller. If all or a portion of the Purchase Price Reduction is payable in Shares prior to the Purchaser's initial public offering, the Shares shall be valued at $1,000 per share. If all or a portion of the Purchase Price Reduction is payable after the Purchaser's initial public offering, the Purchaser's common stock shall be valued at the higher of (i) the price to the underwriters of the common stock in the initial public offering or (ii) the average of the closing price per share on the Nasdaq National Market for the five trading days immediately preceding October 1, 1998.

            (g) Purchaser agrees to use commercially reasonable efforts to collect Seller's Accounts Receivable prior to November 1, 1998. On or before November 1, 1998, Purchaser shall prepare and deliver to Seller a notice (the "Accounts Notice" and, together with the Customer Notice, a "Notice") setting forth the amount of Seller's Accounts Receivable collected by Purchaser between the date hereof and November 1, 1998 (such amount, the "Post-Closing Collections"). If the Post-Closing Collections are less than Seller's Accounts Estimate, Seller shall, within 15 days after receipt of the Accounts Notice or resolution of any dispute pursuant to Section 2.3(h), pay to Purchaser an amount equal to such shortfall.

            (h) During the 30-day period following Seller's receipt of a Notice, Seller and its independent auditors will be permitted to review Purchaser's documentation relating to such Notice (and Purchaser and its representatives will provide reasonable cooperation in such review). Such Notice shall become final and binding upon the parties on the thirtieth day following receipt thereof by Seller unless Seller gives written notice of any disagreement ("Notice of Disagreement") to Purchaser prior to such date. The Notice of Disagreement (if any) shall specify in reasonable and sufficient detail the nature of any disagreement so asserted. If a Notice of Disagreement is received by Purchaser in a timely manner, then the Notice (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties on the earlier of (x) the date the parties hereto resolve in writing any differences they have with respect to any matter specified in the Notice of Disagreement or (y) the date any disputed matters are finally resolved in writing by the Arbitrator (as defined below). During the 30-day period following the delivery of a Notice of Disagreement, Seller and Purchaser shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in the Notice of Disagreement. If, at the end of such 30- day period, Seller and Purchaser have not reached agreement on such matters, the matters which remain in dispute shall be submitted to an arbitrator jointly selected by the parties (the "Arbitrator") for review and resolution in accordance with the commercial arbitration rules of the American Arbitration Association in New York City. The Arbitrator shall render a decision resolving the matters in dispute within 30 days following their submission to the Arbitrator. The fees of the Arbitrator shall be borne by the non-prevailing party.

            2.4 Assumption of Liabilities; Employee Matters (a) General Limitation on Assumption of Liabilities. Except for Permitted Encumbrances and as otherwise provided in this Section 2.4, Seller shall transfer the Purchased Assets to Purchaser free and clear of all Encumbrances, and Purchaser shall not, by virtue of its purchase of the Purchased Assets, assume or become responsible for any liabilities or obligations of Seller.

            (b) Assumed Liabilities and Obligations. Purchaser hereby acquires the Purchased Assets subject only to, and shall undertake, assume, perform and otherwise pay, satisfy and discharge, and hold Seller harmless from, the liabilities and obligations set forth therein or relating thereto and, in either case, arising after the date hereof.

            (c) Offer of Employment. Purchaser shall offer employment as of the date hereof to all of the Transferred Employees. Purchaser shall keep on its payroll all Transferred Employees who accept Purchaser's offer of employment except for those Transferred Employees who may resign or be terminated for cause, for at least 90 days after the Closing Date.

            (d) Vacation Liability. Purchaser shall assume liability as of the date hereof for the vacation entitlement that each Transferred Employee who becomes an employee of Purchaser has accrued and is listed in Schedule 2.4. Purchaser shall pay each Transferred Employee's wages or salary during such vacation entitlement from Purchaser, when taken.

            (e) Other Employee Benefits. Seller agrees that, with respect to claims for workers' compensation arising out of events occurring prior to the date hereof and all claims under

Seller's employee benefit programs by, or in respect of, persons employed by Seller arising out of events occurring prior to the date hereof, regardless of whether such employment had terminated and regardless of whether such employee is employed by Purchaser, whether reported or unreported as of the date hereof, and whether insured or uninsured (including, but not limited to, workers' compensation, life insurance, medical and disability programs), Seller shall, at its own expense, honor, or cause its insurance carriers, if any, to honor, such claims in accordance with the terms and conditions of such programs or applicable workers' compensation statutes, including any construction of such terms or conditions ultimately made by any court or administrative body having jurisdiction thereover. Without limiting the scope of the preceding sentence, Seller and its affiliates shall be responsible for any and all claims and liabilities arising out of or relating to (i) Seller's employment of the Transferred Employees or any former employees of Seller, (ii) the termination by Seller of the employment of any such Transferred Employee, former employee, consultant or other agent of Seller, and (iii) the provision by Seller of any employee benefits to such Transferred Employees, former employees, retirees, disabled employees, or agents of Seller (and their beneficiaries and eligible dependents) attributable to their employment with, or their participation in any plans or programs maintained or contributed to by, Seller or any of its affiliates. Purchaser shall assume liability for all workers' compensation claims for industrial injuries and illnesses, and any and all claims and liabilities, occurring after the Closing Date in respect to the Transferred Employees. Each Transferred Employee shall be eligible to participate in Purchaser's benefit plans, subject to any limits or exclusions imposed by the applicable insurance company, such as exclusions for pre-existing conditions.

            2.5 Intellectual Property. Seller hereby assigns to Purchaser the Intellectual Property and agrees to execute any additional forms or agreements necessary to effect the foregoing.

            2.6 Escrow of Shares. Seller hereby directs Purchaser to deliver the Shares to Proskauer Rose LLP, as escrow agent, to be held and disbursed in accordance with the terms of an escrow agreement to be agreed by such firm and the parties hereto.

            2.7 Further Assurances. From and after the date here of, upon written request from Purchaser, Seller shall execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may reasonably be required to sell, assign, transfer, vest, convey and deliver full right, title and interest in, and possession of, the Purchased Assets to Purchaser and to otherwise consummate the transactions contemplated hereby.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

            Seller represents and warrants to Purchaser as follows:

            3.1. Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

            3.2. Authority. Seller has the full corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by or on the part of Seller to authorize such execution, delivery and consummation have been duly and properly taken. The Transaction Documents have been duly executed and delivered by Seller and constitute legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms. The execution and delivery by Seller of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not violate any applicable law, or conflict with, result in any breach of, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of an Encumbrance on any of the properties or assets of Seller pursuant to, the corporate charter or by-laws of Seller or any indenture, mortgage, lease, agreement or other instrument to which Seller is a party or by which its properties or assets are bound. No material approval, authorization, consent or other order or action of or filing with any person, entity or court, administrative agency or other governmental body in the United States of America is required for the execution and delivery by Seller of the Transaction Documents to which it is a party or the consummation by Seller of the transactions contemplated hereby or thereby.

            3.3. Financial Statements. To its Knowledge, Seller does not have any contingent or undisclosed obligations or liabilities relating to the Business which would be required in accordance with GAAP to be reflected in a currently prepared balance sheet, other than obligations or liabilities (i) that are disclosed in this Agreement or the Schedules hereto, or(ii) that are not material to the financial condition of the Business.

            3.4. Retention of Customers. Except as set forth on Schedule 3.4, to its Knowledge, Seller does not know of anything that might reasonably indicate that any of the entities listed on Schedule 2.3 intends to cease dealing with (or decline to deal with) the Purchaser, nor has any information been brought to the attention of the Seller that might reasonably lead it to believe any such customer intends to materially alter the amount of such purchases or the extent of dealings with Purchaser (as compared to purchases and dealings with Seller as of the date hereof).

            3.5. Intangible Property Rights. Schedule 3.5 lists all the trademarks, trade names, trade secrets and other intangible property rights, including all registered trademarks and goodwill associated therewith, used in connection with the Business (the "Intangible Property Rights").

Except as otherwise disclosed in Schedule 3.5, (i) the Seller, to its Knowledge, validly owns the Intangible Property Rights free and clear of all Encumbrances other than Permitted Encumbrances and (ii) no action, claim, suit or proceeding has been brought against the Seller or, to the Knowledge of Seller, has been threatened against the Seller with respect to any material Intangible Property Rights.

            3.6. Litigation. Except as disclosed in Schedule 3.6, Seller is not subject to any judgment, order, writ, injunction or decree of any court or any Federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any arbitrator that materially affects the operation of the Business.

            3.7. Contracts. To Seller's Knowledge, Schedule 1.3 sets forth a list of all executory contracts of the Business. Except as disclosed in Schedule 1.3, to Seller's Knowledge, each of the Contracts listed in Schedule 1.3 is valid and in full force and effect, each party to each such Contract has performed all material obligations required to be performed by it thereunder, and no other party to any such Contract has taken the position that such Contract is not enforceable against any such other parties by Seller.

            3.8. Benefit Plans. Purchaser shall not have liability under any Benefit Plans, with respect to any employees of Seller or their beneficiaries. "Benefit Plans" shall mean all material "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), and any other material employee fringe benefit plans maintained, or contributed to, by the Company.

            3.9. Accuracy. To Seller's Knowledge, the required disclosures made in this Agreement and the schedules attached hereto are complete and accurate in all material respects, and the scheduled disclosures do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements or facts contained therein, in light of the circumstances under which they were made, not misleading.

            3.10. Securities Act of 1933. The Shares purchased by Seller pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and Seller will not offer to sell or otherwise dispose of the Shares so acquired by it in violation of the Securities Act of 1933.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

            Purchaser represents and warrants to Seller as follows:

            4.1. Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

            4.2. Authority. Purchaser has the full corporate power and authority to execute and deliver the Transaction Documents and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by or on the part of Purchaser to authorize such execution, delivery and consummation have been duly and properly taken. The Transaction Documents have been duly executed and delivered by Purchaser and constitute legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms. The execution and delivery by Purchaser of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not violate any law, or conflict with, result in any breach of, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of an Encumbrance on any of the properties or assets of Purchaser pursuant to, the corporate charter or by-laws of Purchaser or any indenture, mortgage, lease, agreement or other instrument to which Purchaser is a party or by which its properties or assets are bound. No material approval, authorization, consent or other order or action of or filing with any person, entity or court, administrative agency or other governmental body in the United States of America is required for the execution and delivery by Purchaser of the Transaction Documents or the consummation by Purchaser of the transactions contemplated hereby or thereby.

            4.3 Capital Stock of the Company. The authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), and (ii) 30,000,000 shares of preferred stock, par value $.01 per share, of which 13,621,507 have been designated as Series A Convertible Voting Preferred Stock (the "Series A Preferred Stock") and, after giving effect to the Certificate of Designations, 3,000 of which have been designated Series B Convertible Redeemable Preferred Stock (the "Series B Preferred Stock"). On the date hereof, 31,301,804 shares of Common Stock are outstanding, 13,621,507 shares of the Series A Preferred Stock are outstanding and 3,000 shares of the Series B Preferred Stock will be outstanding pursuant to this Agreement. In addition, on the date hereof, there are outstanding 6,344,224, 6,344,224 and 3,121,212 Class A, Class B and Class C Warrants, respectively, to purchase Common Stock of the Company. All of the outstanding shares are duly authorized, validly issued and outstanding, fully paid and non-assessable. The Shares have not been and will not be issued in violation of, and are not subject to, any preemptive or subscription rights, other than such rights that have been waived by the holders thereof.

            4.4. No Legal Proceedings. Except as disclosed in Schedule 4.4, there is no action, suit, investigation, order, judgment or proceeding pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser that, individually or when aggregated with one or more other actions, suits, orders, judgments or proceedings, has or might reasonably be expected to have a material adverse effect on Purchaser's ability to perform any of its obligations hereunder or under any of the Transaction Documents.

            4.5 Certificate of Designations. The Certificate of Designations has been duly filed with the Secretary of State of the State of Delaware. The certificate of incorporation of Purchaser has been duly amended by the filing of the Certificate of Designations.

            4.6 Brokers. No broker, investment banker or other person is entitled to any broker's, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

            4.7 Accuracy. To Purchaser's knowledge, the required disclosures made in this Agreement and the schedules attached hereto are complete and accurate in all material respects, and the scheduled disclosures do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements or facts contained therein, in light of the circumstances under which they were made, not misleading.

            4.8 Registration Statement. Purchaser's draft S-1 registration statement dated June 2, 1998, a copy of which has been delivered to Seller, complies as to form in all material respects with the requirements of the Securities Act of 1933 and all applicable rules and regulations thereunder, and does not contain any false or misleading statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading.


                                    ARTICLE V

                        FURTHER COVENANTS AND AGREEMENTS

            5.1. Security Arrangements. To secure Seller's obligations under Sections 2.3(d) and (f) hereof until the Purchase Price Reduction is paid in full or is finally determined to be zero, Seller shall (i) not dispose of its Shares of Series B Preferred Stock or (ii) retain the proceeds from the sale of such Shares in escrow pursuant to an escrow agreement acceptable to Purchaser.

            5.2. Access; Information; Confidentiality. (a) Each party, covenants and agrees, and shall cause each of its officers, employees, attorneys, accountants and other authorized representatives, to treat all information obtained or developed by them concerning the other party in strict confidence. Each party also covenants and agrees to comply with all other confidentiality undertakings heretofore agreed to between Purchaser and Seller or their representatives relating to the parties or the transactions contemplated by this Agreement.

                  (b) If at any time it is necessary that a party be furnished with additional information, documents or records relating to the Purchased Assets or the Business in order properly to prepare or support its tax returns or other documents or reports required to be filed with governmental authorities or any securities exchanges or otherwise for any purpose in connection with the performance or discharge by the parties of their obligations hereunder, and such information, documents or records are in the possession or control of the other party, such other party agrees to use all reasonable efforts to furnish or make available such information, documents or records (or copies thereof).

            5.3. Financial Statements. Seller covenants and agrees to prepare and deliver the Post-Closing Financial Statements.

            5.4. Fees and Expenses. Each party shall bear its own expenses incurred in connection with the transactions contemplated hereby, except that Purchaser shall reimburse Seller for up to $45,000 of Seller's reasonable fees and expenses incurred in connection with the transactions contemplated hereby and the preparation of the Post-Closing Financial Statements within 30 days after receipt of the Post-Closing Financial Statements.

            5.5. Accounts Receivable. Seller agrees to promptly remit to Purchaser the amount of any payments received by Seller relating to Seller's Accounts Receivable.

            5.6. Indemnification. (a) Each of Seller and Purchaser shall indemnify and hold the other harmless against and in respect of all actions, suits, demands, judgments, costs and expenses (including reasonable attorneys' fees) (collectively, "Damages") relating to any misrepresentation, breach of any representation or warranty or non-fulfillment of any agreement on the part of such party in any Transaction Document.

                  (b) Purchaser shall indemnify and hold Seller harmless in respect of Damages relating to the Transferred Employees and the Business, in each case arising on or after the date hereof. Seller shall indemnify and hold Purchaser harmless in respect of Damages relating to the Transferred Employees and the Business, in each case arising prior to the date hereof.

                  (c) The indemnification provided for in this Section 5.6 shall terminate and be of no further force and effect one year from the date hereof, except as to any representation or warranty as to which a written notice of claim for indemnification has been given to the indemnifying party prior to the expiration of such one-year period. Neither party shall be liable pursuant to this Section for any amounts which in the aggregate exceed the Purchase Price.

            5.7. Public Announcements. Unless otherwise required by law or the rules and regulations of the Securities and Exchange Commission, none of the parties shall issue any press release or make any public statement with respect to this Agreement and the transaction contemplated hereby except for the agreed upon press release to be issued by the parties on the date hereof.

            5.8. Sales and Transfer Taxes. Seller shall pay all sales, use, excise and/or transfer taxes due with respect to the Business, provided that any property taxes relating to the Leased Premises shall be prorated between the parties based on their respective periods of occupancy during the applicable taxing period.

            5.9. Noncompetition Agreement of Seller. For a period of five years following the date hereof, Seller shall not, directly or indirectly, as principal, investor, or in any similar capacity (i) engage in the Business anywhere in the world, (ii) own, manage, operate or control, or participate in the ownership, management, operation or control of, any business which directly or indirectly competes with the Business anywhere in the world, or (iii) with respect to the Business interfere with, disrupt or attempt to disrupt any present or prospective relationship, contractual or otherwise, between Purchaser and any of its licensors, licensees, clients, customers, suppliers, employees or other related parties, or employ, solicit or induce for hire any Transferred Employee, or any of the employees, agents, consultants or advisors of Purchaser or any employee who has left the employment of Purchaser within six months of the termination of said employee's employment with Purchaser, provided that nothing herein shall preclude Seller from beneficially owning less than five percent of the stock of any publicly traded company or merging with any other entity.

            5.10. Non-Solicitation Agreement of Purchaser. For a period of five years following the date hereof, Purchaser shall not employ, solicit or induce for employment, directly or indirectly, any employees of Seller or any individual who has left the employment of Seller during the preceding six months.

            5.11. Cross-Referrals. (a) Purchaser agrees to direct to Seller any inquiries received by Purchaser within two years after the date hereof regarding web site development services. In addition, Purchaser will provide Seller with the opportunity to bid for the enhancement of Purchaser's web site, provided that Purchaser retains the right in its sole discretion to select any party (or no party) to perform such services.

            (b) Seller agrees to direct to Purchaser any inquiries received by Seller within two years after the date hereof regarding the Business.

            5.12. Use of Leased Premises. Seller agrees to permit Purchaser to use the Leased Premises for a period not to exceed four (4) months, commencing on the date hereof. Purchaser agrees to reimburse Seller at the rate of $10,000 per month during the period of Purchaser's occupancy thereof, such amount to be deemed to include rent, taxes and insurance (which Seller agrees to maintain at its current levels).

            5.13. Post-Closing Financial Statements. When delivered, the Post-Closing Financial Statements will have been prepared in accordance with generally accepted accounting principles, consistently applied ("GAAP"), and will constitute fair and reasonable presentations of the financial position and results of operations of the Business, in all material respects, as of the dates and for the periods set forth therein.


                                   ARTICLE VI

                               GENERAL PROVISIONS

            6.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by overnight courier or telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (a)   If to Purchaser, to:

            24/7 Media, Inc.
            1250 Broadway
            New York, NY 10001
            Attention:  David J. Moore
            Title:  Chief Executive Officer
            Facsimile: (212) 760-7144
            Telephone: (212) 629-7173

            with a copy to:

            Roberts, Sheridan & Kotel,
            a professional corporation
            Tower 49
            12 East 49th Street, 30th Floor
            New York, NY  10017
            Attention: L. Kevin Sheridan, Esq.
            Facsimile: (212) 299-8686
            Telephone: (212) 299-8600


      (b)   If to Seller:

            K2 Design, Inc.
            30 Broad Street, 16th Floor
            New York, NY 10004
            Attention:  Robert Burke
            Title:  Chief Operating Officer
            Facsimile: (212) 301-8801

            Telephone: (212) 301-8800

            with a copy to:

            Proskauer Rose LLP
            1585 Broadway
            New York, NY  10036
            Attention: Neil Belloff, Esq.
            Facsimile: (212) 969-2900
            Telephone: (212) 969-3000

            6.2 Interpretation. When a reference is made in this Agreement of a Section, such reference shall be to a Section of this Agreement unless otherwise indicated, and the words "hereof," "herein" and "hereunder" and similar terms refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

            6.3 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

            6.4 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the documents and instruments referred to herein, (i) understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties any rights or remedies hereunder.

            6.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

            6.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the befit of, and be enforceable by, the parties and their respective successors and assigns.

            6.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

            6.8 Enforcement of this Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

            6.9 Consent to Jurisdiction. In the event that any legal proceedings are commenced in any court with respect to any matter arising under this Agreement, the parties hereto specifically consent and agree that the courts of the State of New York and/or the Federal Courts located in the State of New York shall have jurisdiction over each of the parties hereto and over the subject matter of any such proceedings, and the venue of any such action shall be in New York County, New York and/or the U.S. District Court for the Southern District of New York.


            IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement as of the date first written above.


                                       K2 DESIGN, INC.



                                       By:
                                          --------------------------------
                                          Name:
                                          Title:



                                       24/7 MEDIA, INC.



                                       By:
                                          --------------------------------
                                          Name:
                                          Title:

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